Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933
                              Registration Statement on Form S-3 (No. 333-25273)


                              PROSPECTUS SUPPLEMENT
                    (to the Prospectus, dated June 25, 1997)

                               C-PHONE CORPORATION
3
                                3,684,668 Shares

                                  Common Stock


THIS PROSPECTUS SUPPLEMENT CONSTITUTES AN ESSENTIAL PART OF THE PROSPECTUS, DATED JUNE 25, 1997, OF C-PHONE CORPORATION (THE "PROSPECTUS") AND SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS.

The information set forth below supersedes the information contained under "Selling Shareholders" in the Prospectus. All capitalized terms used herein have the meanings given such terms in the Prospectus.

SELLING SHAREHOLDERS

         The Selling Shareholders are the investors in the 1997 Placement (the "Investors"), the holders of the 1994 Warrants and the holders of the 1997 Warrants. The holders of the 1994 Warrants consist of employees (including controlling persons) of Josephthal, a former director of Josephthal and the estate of a former officer, director and principal shareholder of Josephthal. The holders of the 1997 Warrants consist of employees (including controlling persons) of Josephthal. The Investors include, among others, Josephthal and most of the holders of the 1994 Warrants. Josephthal was the representative of the underwriters for the 1994 Public Offering and the placement agent for the 1997 Placement. Josephthal also is a market maker for the Common Stock.

         Pursuant to the 1997 Placement, the Company issued to the Investors 833,667 shares of Common Stock (the "Original Shares") plus the right, under certain circumstances and without any additional consideration, to receive additional shares of Common Stock pursuant to the terms of "contingent value rights" (the "Rights"). The Rights are automatically exercised at the time that, and from time to time as, the Original Shares are first publicly sold through a broker dealer during the one-year period commencing June 25, 1997. The Rights, to the extent not exercised, expire June 25, 1998. The terms of the Rights provide that, upon any such initial sale of any Original Shares at a price of less than $8.00 per share, the seller of the Original Shares will automatically receive, for each such Original Share sold, without the payment of any additional consideration, such additional number of shares of Common Stock (the "Rights Shares") as equals (i) $8.00 divided by the Adjusted Price, minus (ii) one; where the Adjusted Price will equal the greater of (x) the average closing bid price per share of Common Stock on The Nasdaq National Market for the ten trading days immediately preceding the date of sale of the Original Shares, or
(y) $2.00. The Original Shares and the Rights Shares are included in the Prospectus pursuant to certain registration rights granted to the Investors; the Company has agreed to maintain the effectiveness of the Registration Statement which contains the Prospectus until June 25, 1998. As of October 31, 1997, all of the Investors, except one Investor who holds 30,000 Original Shares, have sold all of their Original Shares and have been issued all of the Rights Shares, if any, to which each such Investor was entitled.

         In connection with the 1997 Placement, in addition to other consideration paid to Josephthal, the Company issued to WBM LLC, an Investor in the 1997 Placement and an affiliate of Josephthal, the 1997 Warrants to acquire an aggregate of 150,000 shares of Common Stock at an exercise price of $9.60 per share. The 1997 Warrants expire December 22, 1997. Substantially all of the 1997 Warrants have been transferred by WBM LLC to certain of the Selling Shareholders. The shares of Common Stock issuable upon exercise of the 1997 Warrants are included in the Prospectus.

         In connection with the 1994 Public Offering, the Company entered into the Representative's Warrant Agreement with Josephthal providing for the issuance to Josephthal of the 1994 Warrants to purchase 200,000 shares of Common Stock and also providing certain registration rights with respect to the shares issuable upon exercise of the 1994 Warrants. The 1994 Warrants have been transferred by Josephthal to certain of the Selling Shareholders. The shares of Common Stock issuable upon exercise of the 1994 Warrants are included in the Prospectus.

         The following table sets forth certain information relating to the security ownership of the Selling Shareholders as of November 10, 1997 and as adjusted to reflect the sale of the Common Stock in the offering covered by the Prospectus. Except as set forth above, none of the Selling Shareholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.


                                                                                                           SHARES OF COMMON
                                                             SHARES OF COMMON                             STOCK BENEFICIALLY
                                                            STOCK BENEFICIALLY                             OWNED AFTER THE
                                                               OWNED AS OF          SHARES OF COMMON        SALE OF SHARES
NAME OF SELLING SHAREHOLDER                                  OCTOBER 31, 1997       STOCK TO BE SOLD       COVERED HEREBY13
-------------------------------------------------------    ------------------      ------------------     -----------------
Balk, Matthew                                                  64,613(1,2)              64,613(9)                0
Berger, Franklin                                                  101(1)                   101(9)                0
Borgman, Larry                                                    101(1)                   101(9)                0
Burke, Dennis                                                     101(1)                   101(9)                0
Cerruto, Kenneth                                                1,000(1)                 1,000(9)                0
Corday, Brian                                                  12,055(1)                12,055(9)                0
Fitzgerald, Paul                                                7,037(1,2)               7,037(9)                0
Guzzi, Anthony                                                     43(1)                    43(9)                0
Holistica International Ltd                                       714(3)                   714(10)               0
Josephthal Lyon & Ross Incorporated                            11,028(3)                11,028(10)               0
Kowitski, Steven                                                  101(1)                   101(9)                0
Larkin, Sherwood P                                              7,896(1,2)               7,896(9)                0
Loew, Michael                                                   7,747(2,4)               7,560(9)              187
Majumdar, Swatick                                               1,000(1)                 1,000(9)                0
Mando, Raymond                                                     29(1)                    29(9)                0
Masagung, Made Oka                                            120,000(5)               120,000(11)               0
Omotsu Holdings Ltd.                                            4,596(3)                 4,596(10)               0
Paneco SA                                                       5,651(3)                 5,562(10)               0
Purjes, Esther                                                  2,350(3)                 2,350(10)               0
Purjes, Dan                                                   177,752(6)               177,752(12)               0
Rice, Lawrence R                                               14,256(1,2)              14,256(9)                0
Roden, Charles                                                 10,515(1,2)              10,515(9)                0
Satloff, Averell                                                1,793(1)                 1,793(9)                0
Sheikh, Elahi                                                   1,000(1)                 1,000(9)                0
Shieb, Estate of Peter                                         22,467(1)                22,467(9)                0
Sobhy, Hisham                                                   3,980(1)                 3,980(9)                0
Syed, Saleem                                                   35,000(3)                35,000(10)               0
The FK 1997 Grat                                               13,793(7)                 3,793(10)          10,000
WBM LLC                                                         4,645(8)                 4,645(9)                0
Weisman, Scott                                                 16,600(1,2)              16,600(9)                0

----------------

     (1) Consists of shares of Common Stock issuable upon exercise of the 1994 Warrants and/or 1997 Warrants.

     (2) Does not include any shares of Common Stock issued or issuable to WBM LLC, a limited liability company in which such Selling Shareholder is a member. See footnote (8) to this table. Such Selling Shareholder disclaims beneficial ownership in any of such shares, since such Selling Shareholder has no voting power or investment power with respect to such shares.

     (3) Consists of Rights Shares issued to such Selling Shareholder in connection with the sale of Original Shares.

     (4) Consists of (a) 7,560 shares of Common Stock issuable upon exercise of the 1994 Warrants and 1997 Warrants, and (b) 187 shares of Common Stock previously purchased by Mr. Loew.

     (5) Consists of (a) 30,000 Original Shares, and (b) 90,000 Rights Shares (the maximum number of Rights Shares which may be issued to such Selling Shareholder in connection with the sale of such Original Shares).

     (6) Consists of (a) 173,107 shares of Common Stock issuable upon exercise of the 1994 Warrants and 1997 Warrants, and (b) 4,645 shares issuable to WBM LLC (see footnote (8) to this table), with respect to which Mr. Purjes is the managing member. Does not include any shares of Common Stock beneficially owned by Josephthal, of which Mr. Purjes is the Chairman and Chief Executive Officer.

     (7) Consists of (a) 3,793 Rights Shares issued to the FK 1997 Grat of which Felix Kaufman is the trustee, in connection with the sale of Original Shares, and (b) 10,000 shares of Common Stock purchased by Mr. Kaufman prior to the 1994 Public Offering.

     (8) Consists of shares of Common Stock issuable upon exercise of the 1997 Warrants. Dan Purjes is the managing member of WBM LLC and the shares attributable to WBM LLC also are included in the security ownership of Mr. Purjes (see footnote (6) to this table).

     (9) Consists of shares of Common Stock issuable upon exercise of the 1994 Warrants and/or 1997 Warrants and assumes the sale of all Shares covered by the Prospectus.

    (10) Consists of Rights Shares issued to such Selling Shareholder in connection with the sale of such Original Shares, and assumes the sale of all Shares covered by the Prospectus.

    (11) Consists of (a) 30,000 Original Shares, and (b) 90,000 Rights Shares (the maximum number of Rights Shares issuable to such Selling Shareholder in connection with the sale of such Original Shares), and assumes the sale of all Shares covered by the Prospectus.

    (12) Consists of (a) 173,107 shares of Common Stock issuable upon exercise of the 1994 Warrants and 1997 Warrants, and (b) 4,645 shares issuable to WBM LLC (see footnote (8) to this table), with respect to which Mr. Purjes is the managing member, and assumes the sale of all Shares covered by the Prospectus.

    (13) Assumes the sale of all Shares covered by the Prospectus.







           The date of this Prospectus Supplement is November 12, 1997